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EXHIBIT 23.1

Consent of Independent Auditors

The Board of Directors
Star Buffet, Inc.:

We consent to incorporation by reference in the registration statements (No. 333-46939 and 333-50767) on Form S-8 of Star Buffet, Inc. of our report dated March 16, 2001 except as to Note 2 which is as of April 18, 2002, relating to the consolidated balance sheets of Star Buffet, Inc. and subsidiaries as of January 29, 2001, and the related consolidated statements of income, stockholders' equity, and cash flows for the 52-week period ended January 29, 2001 and the 53-week period ended January 31, 2000, which report appears in the January 28, 2002, annual report on Form 10-K of Star Buffet, Inc.

Our report dated March 16, 2001 except as to Note 2 which is as of April 18, 2002 contains an explanatory paragraph indicating Star Buffet, Inc. has restated its consolidated balance sheet as of January 29, 2001 and the related consolidated statements of income, stockholder's equity and cash flows for the 52-week period ended January 29, 2001 and the 53-week period ended January 31, 2000.

/s/ KPMG LLP

Salt Lake City, Utah
April 26, 2002

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Consent of Independent Auditors